SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 20, 2004

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100, Spokane WA,	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 20, 2004, Potlatch Corporation issued the following press release:

“SPOKANE, WA—Potlatch Corporation (NYSE: PCH) said today that in anticipation of the expected close this week of the sale of its oriented strand board assets, the Board of Directors is reviewing short- and long-term uses of the approximately $455 million in cash from the sale as well as the strategic direction of the company following the sale.

“The focus of the Board is to enhance stockholder value by effectively utilizing the company’s resources, both immediately and in the future,” stated L. Pendleton Siegel, Chairman and Chief Executive Officer. “Several of the strategic alternatives under consideration include the further reduction of debt, the expansion or restructuring of existing core businesses, a share repurchase plan, changes in the dividend policy and the continued study of the possibility of converting to a real estate investment trust,” stated Siegel.

Assuming the closing occurs as expected, the Board of Directors will meet within the next several weeks to continue its review. “We will make a public announcement after the Board makes any definitive decisions with respect to any of these, or other, significant strategic initiatives,” said Siegel.

This news release contains, in addition to historical information, certain forward-looking statements, including statements with respect to the expectation of closing and the expected timing of closing of the sale of our oriented strand board operations. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties, including whether the sale transaction will close and the timing of closing. The company’s forward-looking statements are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2004

POTLATCH CORPORATION

By:	/S/ MALCOLM A. RYERSE
Malcolm A. Ryerse
Corporate Secretary